EXHIBIT 21


Subsidiaries of First Federal Bancorp, Inc.
First Federal Savings Bank of Eastern Ohio
Chartered in Ohio
Firstfedco Agency, Inc.
(Subsidiary of First Federal Savings Bank of Eastern Ohio)
Chartered in Ohio
MCT Development Corporation
(Subsidiary of First Federal Savings Bank of Eastern Ohio)
Chartered in Ohio


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